EXHIBIT 99.2

SUBSCRIPTION AGREEMENT

Craft College Inc,
1950 Stemmons Freeway, Suite 5001,
Dallas Texas, 75207

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the "Purchaser") is purchasing ________________ shares of Common Stock of Craft College Inc., (the "Company") at a price of $0.25 per Share (the "Subscription Price").

Purchaser hereby confirms the subscription for and purchase of said number of Shares and hereby agrees to pay herewith the Subscription Price for such Shares.

MAKE CHECK PAYABLE TO: WELLS FARGO IN TRUST FOR CRAFT COLLEGE INC

Executed this _____ day of ___________________, 20 .
)
	)		Signature of Purchaser
)
Address of Purchaser

Printed Name of Purchaser

	X	$0.25	= US$
Number of Shares Purchased			Total Subscription Price
Form of Payment:	Cash:_______	Check #: ______________	Other: ________________
CRAFT COLLEGE INC,
By: ________________________________________
Title: ______________________________________